Exhibit 99.2

Aon Proposes Changes in U.S. and U.K. Pension Plans to Maintain Competitive Benefit Plans and Reduce Pension Costs

CHICAGO, November 1, 2006 - Aon (NYSE: AOC) today announced proposed changes to its U.S. and U.K. defined benefit pension plans to maintain competitive retirement benefits for its employees while reducing future pension costs. Changes to the pension plans will not affect pension plan benefits earned by participants prior to the effective date of the changes.

Effective January 1, 2007, future benefits in the Company’s U.S. defined benefit pension plan will be calculated based on a “career average pay” formula instead of a “final average pay” formula. The change is anticipated to affect approximately 11,000 active employees covered by the U.S. plan. The U.S. plan was closed to new entrants effective January 1, 2004.

For its U.K. defined benefit pension plans, the Company is proposing to cease crediting future benefits relating to salary and service, subject to trustee approval and member consultation. The proposed change would affect approximately 1,700 active employees and is anticipated to take effect during the first half of 2007. Subject to approval of the trustees, it is proposed that the future pension provision will be provided under the defined contribution section of the Aon U.K. Pension Scheme. The U.K. defined benefit plans were closed to new entrants effective January 1, 1999.

“We believe these changes will help Aon better manage its overall future compensation cost structure,” said Greg Case, Aon president and chief executive officer. “Over the last five years, Aon has contributed more than $1.1 billion to fund retirement benefits for participants in the U.S. and U.K. plans. These plans will continue to provide competitive retirement benefits for our employees, however, merit-based reward programs will receive an increasing portion of company contributions going forward.”

These proposed changes are expected to result in annual expense savings of approximately $60 million. Actual 2007 pension expense will depend upon a number of measurement date factors which are used to calculate pension cost, including interest rates, foreign exchange rates, asset levels, asset return expectations and mortality assumptions, as well as the timing of implementation of proposed changes to the U.K. plans. The Company is adopting FAS 158 and changing the measurement date of its U.S. and U.K. pension plans to December 31 effective at year end 2006.

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. There are 45,000 employees working in Aon’s 500 offices in more than 120 countries. Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

For more information, contact:

Scott Malchow, Vice President, Investor Relations, 312.381.3983

Al Orendorff, Director, Public Relations, 312.381.3153

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, our ability to consummate the pending sale of the Aon Warranty Group, our ability to obtain regulatory or legislative changes to permit continuous sales of our supplemental Medicare health product, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

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